Exhibit 5.1

lawyers@saul.com www.saul.com

November 2, 2017

Wells Fargo Securities, LLC

375 Park Avenue

New York, NY 10152

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, NY 10036

As Representatives of the Underwriters

Re:          Corporate Office Properties Trust Underwriting Agreement

Ladies and Gentlemen:

We have acted as Maryland counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (the “Company”), Corporate Office Management, Inc., a Maryland corporation (“COMI”), Corporate Development Services, LLC, a Maryland limited liability company (“CDS”), NBP One, LLC, a Maryland limited liability company (“NBP One”), Airport Square II, LLC, a Maryland limited liability company (“AS II”), NBP 131 LLC, a Maryland limited liability company (“NBP 131”), NBP 135, LLC, a Maryland limited liability company (“NBP 135”), 7200 Riverwood LLC, a Maryland limited liability company (“Riverwood”), and Corporate Gatespring, LLC, a Maryland limited liability company (“CG”) (COMI, CDS, NBP One, AS II, NBP 131, NBP 135, Riverwood and CG are collectively referred to as the “Maryland Subsidiaries”) in connection with certain matters of Maryland law arising out the sale of up to a maximum of 2,400,000 common shares of beneficial interest of the Company, $.01 par value per share, of the Company (the “Common Shares,” and such number of common shares, the “Shares”) to Wells Fargo Bank, National Association (the “Forward Purchaser”) pursuant to that Confirmation, dated October 31, 2017, between the Company and the Forward Purchaser, including the form of 2002 ISDA Master Agreement referred to therein (the “Forward Contract”). In connection with the Forward Contract, and as set forth in the Underwriting Agreement (the “Underwriting Agreement”) to be dated on or around

Centre Square West • 1500 Market Street, 38th Floor • Philadelphia, PA 19102-2186
Phone: (215) 972-7777 • Fax: (215) 972-7725

DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

October 30, 2017, among the Company, Corporate Office Properties, L.P. and Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein (the “Underwriters”) and the other parties thereto, Wells Fargo Securities, LLC, an affiliate of the Forward Purchaser (the “Forward Seller”) proposes to borrow and sell Common Shares to the Underwriters.  Capitalized terms used in this letter and not otherwise defined in this letter shall have the meanings ascribed to them in the Underwriting Agreement.  These opinions are being delivered to you to satisfy the condition set forth in Section 6(e) of the Underwriting Agreement.

As a basis for the opinions, we have examined copies of the executed Underwriting Agreement and the Forward Contracts (collectively, the “Transaction Documents”):

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(i)            copies of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company (No. 333-210714) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and all amendments thereto;

(ii)           copies of the prospectus and prospectus supplement contained in the Registration Statement, in the form filed pursuant to Rules 424(b) and 430 under the 1933 Act, as amended, modified and superseded by the incorporation by reference of the Company’s filings with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (collectively, the “Prospectus”);

(iii)          a certified copy of the Amended and Restated Declaration of Trust of the Company dated March 3, 1998, as amended October 12, 2001, September 12, 2003, December 28, 2004, May 27, 2008, May 19, 2010, June 19, 2012, June 25, 2012, September 22, 2014, May 15, 2017 and October 30, 2017 (collectively, the “Declaration of Trust”);

(iv)          a certified copy of the Bylaws of the Company (the “Bylaws”);

(v)           a certified copy of the Articles of Incorporation of COMI (the “Articles of Incorporation”);

(vi)          a certified copy of the Bylaws of COMI (the “Subsidiary Bylaws”);

(vii)         a certified copy of the Articles of Organization of CDS (the “CDS Articles of Organization”);

(viii)        a certified copy of the Operating Agreement of CDS (the “CDS Operating Agreement”);

(ix)          a certified copy of the Articles of Organization of NBP One (the “NBP One Articles of Organization”);

(x)           a certified copy of the Operating Agreement of NBP One (the “NBP One Operating Agreement”);

(xi)          a certified copy of the Articles of Organization of AS II (the “AS II Articles of Organization”);

(xii)         a certified copy of the Operating Agreement of AS II (the “AS II Operating Agreement”);

(xiii)        a certified copy of the Articles of Organization of NBP 131 (the “NBP 131  Articles of Organization”);

(xiv)        a certified copy of the Operating Agreement of NBP 131 (the “NBP 131  Operating Agreement”);

(xv)         a certified copy of the Articles of Organization of NBP 135 (the “NBP 135 Articles of Organization”);

(xvi)        a certified copy of the Operating Agreement of NBP 135 (the “NBP 135 Operating Agreement”);

(xvii)       a certified copy of the Articles of Organization of Riverwood (the “Riverwood Articles of Organization”);

(xviii)      a certified copy of the Operating Agreement of Riverwood (the “Riverwood Operating Agreement”);

(xix)        a certified copy of the Articles of Organization of CG (the “CG Articles of Organization”);

(xx)         a certified copy of the Operating Agreement of CG (the “CG Operating Agreement”);

(xxi)        copies of resolutions adopted by unanimous written consent of the Board of Trustees of the Company on October 27, 2017 regarding approval of the execution, delivery and performance of the transactions, among other things, contemplated by the Transaction Documents, and of the resolutions adopted on October 30, 2017 by the Pricing Committee established in such unanimous written consent (collectively, the “Resolutions”);

(xxii)       a good standing certificate of the Company, issued by the State Department of Assessments and Taxation of Maryland (“SDAT”) dated October 30, 2017;

(xxiii)      a good standing certificate of COMI, issued by SDAT, dated October 27, 2017;

(xxiv)     a good standing certificate of CDS, issued by SDAT, dated October 27, 2017;

(xxv)      a good standing certificate of NBP One, issued by SDAT, October 27, 2017;

(xxvi)     a good standing certificate of AS II, issued by SDAT, dated July 31, 2017;

(xxvii)    a good standing certificate of NBP 131, issued by SDAT, dated October 27, 2017;

(xxviii)   a good standing certificate of NBP 135, issued by SDAT, dated October 27, 2017;

(xxix)     a good standing certificate of Riverwood, issued by SDAT, dated October 27, 2017;

(xxx)      a good standing certificate of CG, issued by SDAT, dated October 27, 2017;

(xxxi)     a certificate of the secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the incumbency of the officers of the Company, the resolutions of the Company’s trustees approving the consummation of the transactions contemplated by the Transaction Documents, and other matters that we have deemed necessary and appropriate;

(xxxii)    a certificate of the secretary of COMI as to the authenticity of the Articles of Incorporation and Subsidiary Bylaws of COMI and other matters that we have deemed necessary and appropriate;

(xxxiii)   a certificate of the secretary of CDS as to the authenticity of the CDS Articles of Organization and CDS Operating Agreement and other matters that we have deemed necessary and appropriate;

(xxxiv)   a certificate of the secretary of NBP One as to the authenticity of the NBP One Articles of Organization and NBP One Operating Agreement and other matters that we have deemed necessary and appropriate;

(xxxv)    a certificate of the secretary of AS II as to the authenticity of the AS II Articles of Organization and AS II Operating Agreement and other matters that we have deemed necessary and appropriate;

(xxxvi)   a certificate of the secretary of NBP 131 as to the authenticity of the NBP 131 Articles of Organization and NBP 131 Operating Agreement and other matters that we have deemed necessary and appropriate;

(xxxvii)  a certificate of the secretary of NBP 135 as to the authenticity of the NBP 135 Articles of Organization and NBP 135 Operating Agreement and other matters that we have deemed necessary and appropriate;

(xxxviii) a certificate of the secretary of Riverwood as to the authenticity of the Riverwood Articles of Organization and Riverwood Operating Agreement and other matters that we have deemed necessary and appropriate;

(xxxix)   a certificate of the secretary of CG as to the authenticity of the CG Articles of Organization and CG Operating Agreement and other matters that we have deemed necessary and appropriate;

(xl)          a form of the certificate to be used to evidence the Shares; and

(xli)         such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a)           that all signatures on the Transaction Documents and any other documents submitted to us for examination are genuine;

(b)           the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(c)           the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d)           that all persons executing the Transaction Documents on behalf of any party (other than the Company) are duly authorized;

(e)           that each of the parties (other than the Company) has duly and validly executed and delivered the Transaction Documents, and the party’s obligations are valid and legally binding obligations, enforceable in accordance with the terms of the Transaction Documents;

(f)            that all representations, warranties, statements and information contained in the Transaction Documents are accurate and complete;

(g)           that there has been no oral or written modification of or amendment to the Transaction Documents, and there has been no waiver of any provision of the Transaction Documents, by actions or omission of the parties or otherwise;

(h)           that the Transaction Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder;

(i)            that at the time of delivery of the Shares, all contemplated additional actions shall have been taken, and the authorization of the issuance of the Shares will not have been modified or rescinded;

(j)            that the consideration received or proposed to be received for the issuance and sale or reservation for issuance of any offering of the Shares of the Company as contemplated by the Registration Statement is not less than the par value per share;

(k)           that the aggregate number of shares of the Company which would be outstanding after the issuance of any of the Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company, does not exceed the aggregate number of then-authorized shares of the Company or of the then-authorized shares within the applicable class or series of common shares or preferred shares of the Company; and

(l)            that prior to the issuance of any Shares, the price and certain other terms of issuance of such Shares will be authorized and approved by the officers authorized under the Resolutions, in accordance with and not in violation of the Maryland General Corporation Law, as amended, the Declaration of Trust, the Bylaws and the Resolutions.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of David L. Finch, as Secretary of the Company and each of the Maryland Subsidiaries (the “Secretary’s Certificates”), and have assumed that the Secretary’s Certificates and representations continue to remain true and complete as of the date of this letter.  We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s or any Maryland Subsidiary’s history or other transactions, except as specifically set forth in this letter.

The phrases “to our knowledge” or “known to us,” as used in this letter, mean current conscious actual knowledge of lawyers at our firm who have been engaged in the performance of legal services for the Company, and signify that in the course of performance of legal services, no information has come to our attention that would give us actual notice or actual knowledge, after consultation with such other lawyers at our firm who in our judgment may have had access to information relevant to the opinions or advice expressed herein and review of such documents in our possession as they considered appropriate, that any opinions are inaccurate or that any Transaction Document or other information upon which we have relied are not accurate and complete.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1.             The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

2.             COMI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

3.             CDS is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.

4.             NBP One is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.

5.             AS II is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.

6.             NBP 131 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.

7.             NBP 135 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.

8.             Riverwood is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.

9.             CG is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.

10.          The Company has the trust power to own, operate or lease its properties and other assets, conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus, and to enter into, execute and perform its obligations under the Transaction Documents.

11.          COMI has the corporate power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

12.          CDS has the limited liability company power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

13.          NBP One has the limited liability company power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

14.          AS II has the limited liability company power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

15.          NBP 131 has the limited liability company power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

16.          NBP 135 has the limited liability company power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

17.          Riverwood has the limited liability company power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

18.          CG has the limited liability company power to own, operate or lease its properties and other assets, and conduct its business as now conducted or proposed to be conducted, in each case as described in the Registration Statement and the Prospectus.

19.          The Company has an authorized capitalization consisting of 175,000,000 shares of beneficial interest as set forth in the Prospectus.

20.          All necessary trust action has been taken to authorize the execution, delivery and performance of the Underwriting Agreement by the Company.

21.          The Underwriting Agreement has been duly executed and delivered by the Company.

22.          The issuance and sale of the Shares to the Underwriters by the Company pursuant to the terms of the Underwriting Agreement has been duly authorized by all necessary trust action, and the Shares, when issued and delivered against payment of the consideration in accordance with the terms of the Transaction Documents and the Resolutions authorizing their issuance, will be validly issued, fully paid and nonassessable.

23.          The authorized shares of beneficial interest of the Company and the Shares conform as to legal matters in all material respects to the statements and descriptions contained in the Prospectus.

24.          There are no pre-emptive or similar rights arising under the Declaration of Trust or Bylaws of the Company, or Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, with respect to the Shares.

25.          The form of share certificate evidencing the Shares complies in all material respects with applicable statutory requirements of Maryland law.

26.          To our knowledge, the execution and delivery of the Underwriting Agreement, the performance by the Company of its terms, and the issuance, offering and sale of the Shares through the Underwriters by the Company pursuant to the Underwriting Agreement will not conflict with, violate, result in the breach of the terms and provisions of, or constitute a default under (whether with or without the giving of notice or the passage of time, or both) (i) the Declaration of Trust or Bylaws of the Company; (ii) the charter or bylaws of COMI; (iii) the CDS Articles of Organization or CDS Operating Agreement; (iv) the NBP One Articles of Organization or NBP One Operating Agreement; (v) the AS II Articles of Organization or AS II Operating Agreement; (vi) the NBP 131 Articles of Organization or NBP 131 Operating Agreement; (vii) the NBP 135 Articles of Organization or NBP 135 Operating Agreement; (viii) the Riverwood Articles of Organization or Riverwood Operating Agreement; or (ix) the CG Articles of Organization or CG Operating Agreement.

27.          To our knowledge, the execution and delivery of the Underwriting Agreement, the performance by the Company of its terms, and the issuance, offering and sale of the Shares through the Underwriters by the Company pursuant to the Underwriting Agreement, will not conflict with, violate or result in the breach of any judgment, order, writ or decree of any court or governmental authority binding on the Company which is of specific application to the Company, except for conflicts, violations or breaches that in the aggregate would not have a Material Adverse Effect.

28.          To our knowledge, the execution and delivery of the Underwriting Agreement, the performance by the Company of its terms, and the issuance, offering and sale of the Shares through the Underwriters by the Company pursuant to the Underwriting Agreement, will not violate or conflict with any provision of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, except for violations or conflicts that in the aggregate would not have a Material Adverse Effect.

29.          To our knowledge, no legal or governmental proceedings are pending to which the Company or any of the Maryland Subsidiaries is a party or to which the property of the Company or any of the Maryland Subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not described therein, and the descriptions thereof, if any, are accurate in all material respects and, to our knowledge, no such proceedings have been threatened against the Company or any of the Maryland Subsidiaries or with respect to any of their respective properties.

30.          To our knowledge, no consent, approval, authorization, or other action by, or filing with, any governmental authority of the State of Maryland is required to be obtained or made by the Company for the execution and delivery by the Company of the Underwriting Agreement, the performance by the Company of its terms, and the issuance, offering and sale of the Shares through the Underwriters by the Company pursuant to the Underwriting Agreement, except as have been obtained, may be required under state securities or blue sky laws or real estate syndication laws or those that would not in the aggregate have a Material Adverse Effect.

31.          To our knowledge and based solely on the Secretary’s Certificates, the Company is not in violation of the Declaration of Trust or Bylaws nor is any of Maryland Subsidiary in violation of its respective organizational documents and, to our knowledge and based solely on the Secretary’s Certificates, neither the Company nor any of the Maryland Subsidiaries is in default of the performance or observance of (and there is no event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of the foregoing), any obligation, agreement, covenant or condition contained in any document (as in effect on the date hereof) listed on Schedule IV of the Underwriting Agreement to which the Company or any of the Maryland Subsidiaries or their respective property is bound (it being understood that we may assume compliance with the financial covenants contained in any such document), except in each case for violations or defaults which in the aggregate are not reasonably expected to have a Material Adverse Effect.

32.          The statements in the Prospectus under the caption “Description of Shares,” as such statements are modified, amended or superseded by the statements and the documents incorporated by reference into the Prospectus by virtue of the statements contained under the caption “Where You Can Find More Information,” insofar as such statements constitute matters of law, summaries of legal matters, the Declaration of Trust or Bylaw provisions, documents or legal proceedings, or legal conclusions, have been reviewed by us and fairly and accurately present and summarize, in all material respects, the matters referred to therein.

In addition to the qualifications set forth above, the opinions set forth are also subject to the following general qualifications:

(i)            We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland.  We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii)           We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii)          The parties have chosen the laws of the State of New York to govern matters of interpretation and enforcement of the Transaction Documents.  In rendering our opinion, we have assumed that a court of competent jurisdiction would honor the parties choice of law and that New York law would be applied.  We express no opinion as to the enforceability of the Transaction Documents or of the choice of law provision or the extent to which a court of competent jurisdiction would apply New York law to any issue(s) before it.

(iv)          We express no opinion on the applicability of any state or federal securities law, statute, rule or regulation to the transactions contemplated by the Transaction Documents.

(v)           We express no opinion on the conditions under which the Shares may be resold.

(vi)          Except to the extent otherwise set forth above, we have not made an independent review of any contract or agreement that may have been executed by or may be binding upon the Company or any of the Maryland Subsidiaries, nor have we undertaken to review our internal files or any files of the Company or any of the Maryland Subsidiaries relating to transactions to which the Company or any of the Maryland Subsidiaries may be a party, or, other than as set forth above, to discuss the transactions or business with any lawyers in our firm or with any officers, managers, directors, trustees, members or shareholders of the Company or any of the Maryland Subsidiaries.

(vii)         We express no opinion as to the laws, ordinances, zoning restrictions, rules or regulations of any city, county or other municipality or any other local governmental agency.

(viii)        We express no opinion as to any antitrust statute, law, rule or regulation.

(ix)          We express no opinion as to any consent, approval, authorization, or other action by, or filing with, any governmental authority necessary or required for the ongoing operation of the Company’s business.

(x)           We express no opinion as to the consents, approvals, authorizations, or other actions by, or filings with any city, county or other municipality or any other local government agency.

(xi)          We express no opinion as to any consents, approvals, authorizations, or other actions by, or filings with, any governmental agency under any antitrust or securities statutes, laws, rules or regulations.

This opinion is being furnished to you, for your benefit, and for your counsel, Clifford Chance US LLP, who may rely on this opinion.  Wells Fargo Shareowner Services may rely on this letter as if it had been addressed to it solely as to the matters set forth in opinion number 22 hereof.  Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

Very truly yours,

SAUL EWING ARNSTEIN & LEHR LLP